Exhibit 99.1

SS Innovations Achieves Significant Milestones in 2024

The Company’s award winning SSi Mantra surgical robotic system has completed over 3,500 surgeries and is clinically validated to perform more than 100 different types of surgical procedures

The Company Continues to Build a Strong Foundation for Future Growth

FORT LAUDERDALE, FL, March 31, 2025 -- SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today provided shareholders and the investment community with a review of the significant milestones the Company achieved in 2024.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, and a pioneer in robotic cardiothoracic surgery, stated, “SS Innovations has built a strong foundation in 2024, laying the groundwork to achieve significant milestones in the years ahead.

“Looking ahead, we’re diligently working to secure regulatory approvals in the United States and Europe, which we expect to receive by the end of 2025 or early 2026. All of these initiatives have strengthened our foundation for future growth and our momentum is clearly building. We are excited to be progressing forward in fulfilling our mission to make robotic surgery accessible to the large global population in need of safe and affordable surgical services,” concluded Dr. Srivastava.

Operational Highlights

●	We have now reached significant milestones of having 80 of our SSi Mantra Robotic Surgical Systems installed in 75 hospitals, performed over 3,500 surgeries using the SSi Mantra, including over 195 robotic cardiac surgeries, and the SSi Mantra has been validated in over 100 different surgical procedures.

●	We are proud to report that in all our surgical robotic procedures we have reported zero device-related mortality, injuries, or complications.

●	During the year ended December 31, 2024, we sold 37 of our SSi Mantra Surgical Robotic Systems and installed another 8 systems on a Pay-Per-Use Lease model. At the end of December 2024, we had 64 installations. We expect to report revenues of just over US$22 million for 2024 (based on preliminary unaudited results which are subject to change), an almost four-fold increase over our 2023 revenues. Our gross margins also continue to improve, from 12.30% in 2023 to an estimated 36.90% in 2024. We expect these margins to continue to increase as we achieve economies of scale, among other efficiencies.

●	For the quarter ended March 31, 2025, we anticipate increasing the number of installations of our SSi Mantra Surgical Robotic Systems from 64 to 78 and estimate revenues for the quarter of approximately US$6.4 million (based on preliminary unaudited results which are subject to change), with a gross margin of approximately 45%.

●	During 2024, we continued to grow and solidify our worldwide intellectual property portfolio, with 69 patent applications filed, 5 utility patents granted, and 30 design patents granted. We also have 53 registered trademarks.

●	We also continue to expand our Board of Directors with the additions of independent Directors Tim Adams, Regional Operating Officer of Ascension and formerly regional CEO of Tenet Healthcare, and Dr. Frederic Moll, founder of Intuitive Surgical, joining as Vice Chairman.

●	We have continued to increase our manufacturing and Research & Development capabilities, with a current capacity of producing 20 units per month, expandable to 35.

●	We have now trained over 750 surgeons and over 1,000 surgical staff to use our SSi Mantra Surgical Robotic System.

●	We have received Quality and Regulatory approvals in India, Nepal, Ecuador, Guatemala, Philippines, Indonesia, Ukraine and expect to quickly add more countries to this list.

●	We have continued with our FDA and CE approvals and will provide periodic updates as the regulatory process proceeds. We expect to receive approvals for multiple indications by the end of 2025 or early 2026.

●	In April 2024, we announced our first successful tele-surgery trials. Since then, we became the first and only company in India to receive Central Drugs Standard Control Organization (CDSCO, India’s equivalent of the U.S. FDA) regulatory approval for use of a robotic surgical system in the performance of Telesurgery and Tele-proctoring procedures. Since receiving such approvals, we have performed 16 telesurgeries using our SSi Mantra as of the date of this release, including a robotic cardiac surgery over a distance of 2,000km.

●	In April 2024 we also announced the successful performance of the first pyeloplasty procedure performed on an infant utilizing our SSi Mantra Surgical Robotic System. The procedure was successfully completed on a 12-month-old baby weighing 8.5 kilograms (approximately 17.6 pounds). We have since used our SSi Mantra-3 Surgical Robotic System on children as young as 4 months.

●	In July 2024, the Company opened an office in the financial district of Manhattan, New York where it unveiled its SSi Mantra-3 Surgical Robotic System in an exclusive demonstration for media, analysts and the investment community.

●	In January 2025, the Company made history by successfully performing two world-first robotic cardiac telesurgeries in a span of just two days.

●	In March 2025. the Company launched its 2nd Global Multi-Specialty Robotic Surgery Conference (SMRSC 2025), held in Gurugram, India from March 7-9, organized in collaboration with leading medical societies from both national and international platforms. Over 1,400 attended, representing 17 nations, and along with over 600 virtual attendees witnessed 15 live surgeries and 5 telesurgeries using the Company’s SSi Mantra-3 Surgical Robotic System.

●	At its SMRSC 2025 event, the Company unveiled its Mobile Tele-Surgical Unit, a bus housing the SSi Mantra-3 Surgical Robotic System, aimed at improving remote surgical access and healthcare delivery.

About SS Innovations:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SS Innovations’ business operations are headquartered in India and the Company plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit our website at ssinnovations.com or LinkedIn for updates.

About the SSi Mantra:

The SSi Mantra Surgical Robotic System, by SS Innovations, is a modular multi-arm system with many advanced technology features. It allows for the use of 3-5 robotic arms, has an open-faced ergonomic Surgeon Command Centre, 32-inch large 3D 4K monitor, a 23-inch 2D Touch panel monitor for all patient related information display, a virtual real-time image of the robotic Patient Side Arm Carts, and the ability for superimposition of 3D models of diagnostic imaging. The Vision Cart gives the table-side team the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The modular robotic arms give flexibility in positioning and the number of arms to be used. This allows for collision-free conduct of surgical operations. There are over 40 different types of robotic endo-surgical instruments that can be used for different specialties including cardiac surgery. The learning curve for surgeons is shorter due to the SSi Mantra’s ergonomic design and user-friendly features.

The SSi Mantra has been clinically validated in India in more than 90 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in late 2025 or early 2026.

Forward-Looking Statements:

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

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